EXHIBIT 14.1

SOLARMAX TECHNOLOGY, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

1.0 Introduction

A. Purpose. This Code of Business Conduct and Ethics (the “Code”) contains general guidelines for conducting the business of SolarMax Technology, Inc., a Nevada corporation (the “Company” or “we,” “us” or similar terminology) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, the Company adheres to these higher standards.

This Code applies to all of our directors, officers and employees. We refer to all officers and employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

This Code is intended to supplement, and not replace, the various guidelines and documents that the Company has prepared on specific laws, rules, regulations and policies that all officers, directors and employees of the Company should be aware of, such as the Company’s Employee Manual and Insider Trading Policy.

B. General Principles. It is the Company’s policy that all Company directors, officers and employees:

•	act with honesty, ethics and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships;

•	act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

•	deal fairly with the Company’s customers, commercial partners, vendors, suppliers and other third parties with whom the Company does business;

•	conduct interactions within or without the Company with respect and professionalism; and

•	be accountable for adherence to this Code and other Company policies and procedures and otherwise proactively promote ethical and honest behavior within the Company.

C. Seeking Help and Information. This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your supervisor for help first. If your supervisor cannot answer your question or if you do not feel comfortable contacting your supervisor, contact the Company’s Chief Financial Officer. The Company has also established an Ethics Hotline through which you may report known or suspected violations of the Code. The Ethics Hotline is available 24 hours a day, 7 days a week by telephone at 1-877-647-3335, or on the Internet at http:// www.redflagreporting.com. You will need to state the client code which is “SolarMax.” You may remain anonymous and will not be required to reveal your identity in calls to the Ethics Hotline, although providing your identity may assist the Company in addressing your questions or concerns.

D. Reporting Violations of the Code; Ramifications for Violations. All employees and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you suspect a violation of this Code, you should immediately report the conduct to an immediate supervisor, the Company’s Chief Financial Officer, or the Company’s Ethics Hotline. Upon receipt, the Chief Financial Officer, or his or her designee, will work with appropriate persons to investigate the concern. The Chief Financial Officer or his or her designee, as the case may be, will also report such concern to the Chairman of the Audit Committee of the Company’s Board of Directors (the “Board of Directors”), if the concern relates to accounting, internal accounting controls, auditing matters or questionable financial practices, or to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, if the concern relates to other known or suspected violations of this Code. All reports of known or suspected violations of the law or this Code will be handled with sensitivity and discretion. Your immediate supervisor, the Chief Financial Officer, and any other individual duly authorized to participate in the investigation and follow-up to the report will protect all identity and confidentiality to the greatest extent possible, consistent with applicable laws and the Company’s need to investigate potential concerns.

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It is Company policy that any officer, employee or director who violates this Code will be subject to appropriate discipline, which may include termination of employment or, in the case of a director, a request that such director resign from the Board of Directors. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline, if any. Employees and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines and prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

E. Policy Against Retaliation. The Company prohibits retaliation against an employee or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee because the employee, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment.

F. Waivers of the Code. Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by our Board of Directors and will be disclosed to the public as required by law or the rules of the Company’s principal stock market, when applicable. Waivers of this Code for other employees may be made only by our Chief Executive Officer or Chief Financial Officer and will be reported to the Board of Directors.

2.0 Conflicts of Interest

A. Identifying Potential Conflicts of Interest. Employees, officers and directors must act in the best interests of the Company. You must refrain from engaging in any activity or having a personal interest that presents a “conflict of interest” and should seek to avoid even the appearance of a conflict of interest. A conflict of interest occurs when your personal interest interferes with the interests of the Company. A conflict of interest can arise whenever you, as an employee, officer or director, take action or have an interest that prevents you from performing your Company duties and responsibilities honestly, objectively and effectively.

Identifying potential conflicts of interest may not always be clear-cut. The following situations might reasonably be expected to give rise to a conflict of interest and should be identified to, and addressed by, the Chief Financial Officer or the Board of Directors:

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Outside Employment. An employee being employed by, serving as a director of, or providing any services to a company that the individual knows or suspects is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

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Improper Personal Benefits. An employee or director obtaining any material (as to him or her) personal benefits or favors because of his or her position with the Company. Please see “Gifts and Entertainment” below for additional guidelines in this area.

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Financial Interests. An employee having a “material interest” (ownership or otherwise) in any company that the employee knows or suspects is a material customer, supplier or competitor of the Company and using his or her position to influence a transaction with such company. Whether an employee has a “material interest” will be determined by the Board of Directors in light of all of the circumstances, including consideration of the relationship of the employee to the customer, supplier or competitor, the relationship of the employee to the specific transaction and the importance of the interest to the employee having the interest.

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Loans or Other Financial Transactions. An employee or director obtaining loans or guarantees of personal obligations from, or entering into any other personal financial transaction with, any company or individual that the employee knows or suspects is a material customer, supplier or competitor of the Company. This guideline does not prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

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Service on Boards and Committees. An employee or director serving on a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to conflict with those of the Company.

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Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s or director’s objectivity in making decisions on behalf of the Company. For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters, parents, in-laws and children whether such relationships are by blood or adoption.

For purposes of this Code, a company is a “material” customer if the customer has made payments to the Company in the past year in excess of $100,000. A company is a “material” supplier if the supplier has received payments from the Company in the past year in excess of $250,000. If you are uncertain whether a particular company or individual is a material customer, supplier or competitor, please contact the Company’s Chief Financial Officer for assistance.

B. Disclosure of Conflicts of Interest. The Company requires that employees and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you suspect that you have a situation that could give rise to a conflict of interest, or something that others could reasonably perceive as a conflict of interest, you must report it in writing to your supervisor or the Company’s Chief Financial Officer, or if you are a director or executive officer, to the Board of Directors. The Company’s Chief Financial Officer or the Board of Directors, as applicable, will work with you to determine whether you have a conflict of interest and, if so, how best to address it. All transactions that would give rise to a conflict of interest involving a director, executive officer or principal financial officer must be approved by the Audit Committee, and any such approval will not be considered a waiver of this Code.

3.0 Corporate Opportunities

As an officer, employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a corporate opportunity through the use of corporate property or information or because of your position with the Company, you should first present the corporate opportunity to the Company before pursuing the opportunity in your individual capacity. No officer, employee or director may use corporate property, information or his or her position with the Company for personal gain or compete with the Company while employed by or associated with the Company.

You should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the Company’s Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code.

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4.0 Confidential Information

Officers, employees and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its counterparties, collaborators, customers or suppliers. Officers, employees and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. Unauthorized disclosure of any confidential information is prohibited. Additionally, officers, employees and directors should take appropriate precautions to ensure that confidential or sensitive business information, whether it is proprietary to the Company or another company, is not communicated within the Company except to employees and directors who have a need to know such information to perform their responsibilities for the Company. An officer’s, employee’s and director’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its counterparties, collaborators, customers or suppliers and could result in legal liability to you and the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s Chief Financial Officer.

5.0 Competition and Fair Dealing

Officers and employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice. Officers and employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property.

6.0 Gifts and Entertainment

The giving and receiving of gifts can be a common business practice. Appropriate business gifts and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery and kickbacks. You are expected to understand and comply with all laws, rules and regulations that apply to activities you engage in when acting on the Company’s behalf.

It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts or entertainment to or from collaborators, customers or suppliers only if the gift or entertainment is infrequent, modest, intended to further legitimate business goals, in compliance with applicable law, and provided the gift or entertainment would not be viewed as an inducement to or reward for any particular business decision. All gifts and entertainment expenses should be properly accounted for on expense reports.

If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. See the “Anti-Corruption Laws” section of this Code for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries.

You should make every effort to refuse or return a gift that is beyond these permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of the Chief Financial Officer, who may require you to donate the gift to an appropriate community organization. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor or a principal financial officer for additional guidance.

Note: Gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S./Canadian/People’s Republic of China/Hong Kong government or state/provincial or local governments. If you have any questions about this policy, contact your supervisor or the Company’s Chief Financial Officer for additional guidance.

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7.0 Company Records

Accurate and reliable records are crucial to our business, and the Company strives to ensure that the contents of and the disclosures in the reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. Our records are the basis of our earnings statements, financial reports, regulatory submissions and many other aspects of our business and guide our business decision-making and strategic planning. Company records include financial records, personnel records, records relating to our technology and product development, clinical development and clinical testing, customer collaborations, manufacturing and regulatory submissions and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control. Please contact your supervisor or the Company’s Chief Financial Officer to obtain a copy of any such policy or with any questions concerning any such policy.

In furtherance of the preceding paragraph, each director, officer and employee must not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and in relation to his or her area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

Each director, officer and employee must promptly bring to the attention of the Chief Financial Officer or the chairman of the Audit Committee or report on the Ethics Hotline any information he or she may have concerning (a) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data or (b) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

8.0 Protection and Use of Company Assets

Employees should protect the Company’s assets and ensure their efficient use for legitimate business purposes only and not for any personal benefit or the personal benefit of anyone else. Theft, carelessness and waste have a direct impact on the Company’s financial performance. The use of Company funds or assets, whether or not for personal gain, for any unlawful or improper purpose is prohibited. Employees should be aware that Company property includes all data and communications transmitted or received to or by, or contained in, the Company’s electronic or telephonic systems. Company property also includes all written communications. Employees and other users of this property should have no expectation of privacy with respect to these communications and data. To the extent permitted by law, the Company has the ability, and reserves the right, to monitor all electronic and telephonic communication. These communications may also be subject to disclosure to law enforcement or government officials.

9.0 Compliance with Laws and Regulations

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the development, testing, approval, manufacture, marketing and sale of our products and product candidates (including the rules and regulations of the U.S. Food and Drug Administration), bribery and kickbacks, false claims, transparency regarding payments or other items of value provided to healthcare providers, data privacy and security, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations and the Company’s operating guidelines that apply to your job position. If any doubt exists about whether a course of action is lawful or in compliance with the Company’s operating guidelines, you should seek advice from your supervisor or the Company’s Chief Financial Officer.

10.0 Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or the Company’s Chief Financial Officer. The Company expects all of its employees and directors to adhere to these standards.

This Code, as applied to the Company’s principal financial officers, shall be our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

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This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time.

ACKNOWLEDGEMENT

The undersigned has reviewed and understands the provisions of this Code:

Name: _____________________________________________________________________

Signature: __________________________________________________________________

Date: _______________________

Return this document to: Stephen Brown, Chief Financial Officer

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